Exhibit 3.143

State of Florida

Department of State

Given under my hand and the
Great Seal of the State of Florida,
at Tallahassee, the Capital, this the
12th day of December, 1986

George Firestone
Secretary of State

CR2E022 (10-85)

I certify that the attached is a true and correct copy of Articles of Merger, filed on December 12, 1986, effective December 14, 1986, merging SOUTHEAST-ATLANTIC CORPORATION, a Florida corporation into SEA ACQUISITION CORP., the surviving Florida corporation, which simultaneously changed its corporate name to SOUTHEAST-ATLANTIC CORPORATION, as shown by the records of this office.
The document number for the surviving corporation is J44087.
12th Of December, 1986

RECORD AND ~~RETURN~~ TO
~~JOHN S. DUSS, IV~~ LSL
ULMER, MURCHISON, ASHBY, TAYLOR & CORRIGAN
P. O. BOX 479
JACKSONVILLE, FLORIDA 32201

State of Florida

Department of State

~~RECORD AND RETURN TO~~
~~LEONARD SPIELVOGEL~~
~~P. O. Box 1366~~

279578

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the 12th day of December, 1986.

86 DEC 29 PM 1:12

FEE $ 5.00 RCPT PAYMENT AS

George Firestone
Secretary of State

CR2E022 (10-85)

OR 2760 Brevard County P. 0849

I certify from the records of this office that Articles of Merger, filed on December 12, 1986, effective December 14, 1986, merging SOUTHEAST-ATLANTIC CORPORATION, a Florida corporation into SEA ACQUISITION CORP., the surviving Florida corporation, which simultaneously changed its corporate name to SOUTHEAST-ATLANTIC CORPORATION, as shown by the records of this office.
The document number for the surviving corporation is J44087.
12th Of December, 1986.

ARTICLES OF MERGER
OF
Southeast-Atlantic Corporation,
a Florida Corporation
(document number 137890)
with and into
SEA Acquisition Corp.,
a Florida Corporation
(document number J44087)
the Surviving Corporation.
Southeast-Atlantic Corporation
Certification
     The undersigned President and Secretary of Southeast-Atlantic Corporation certify by their execution of these Articles of Merger at the end thereof that the written Agreement and Plan of Merger was duly approved by a majority of all shares of common stock entitled to vote at a special meeting held December 12, 1986, and that attached hereto is a full and complete copy of said Agreement and Plan of Merger.
SEA Acquisition Corp.
Certification
     The undersigned President and Secretary of SEA Acquisition Corp. certify by their execution of these Articles of Merger at the end thereof that the written Agreement and Plan of Merger was duly approved by a majority of all shares of common stock entitled to vote at a special meeting held December 12, 1986, and that attached hereto is a full and complete copy of said Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER
     Agreement and Plan of Merger, dated as December 1, 1986 , by and between Southeast-Atlantic Corporation, a Florida corporation (the “Company”) and SEA Acquisition Corp., a Florida corporation (“SEA”).
RECITALS:
     A. The Company and SEA are corporations organized and existing under the laws of the State of Florida.
     B. The authorized capital stock of the Company consists of Two Hundred Thousand (200,000) shares of common stock, par value $5.00 per share (the “Common Stock”). On the date hereof, 111,843 shares of Common Stock are issued and outstanding and not held in treasury. Each share of Common Stock outstanding and not held in treasury is entitled to one vote.
     C. The authorized capital stock of SEA consists of 100,000 shares of common stock, par value $.01 per share (the “SEA Stock”). On the date hereof, no shares are anticipated to be issued and outstanding and 95,789 shares are subscribed for by the individuals named on Schedule “A” attached hereto (the “SEA Stockholders”). The capital stock of SEA will be issued to the SEA Stockholders, or to members of their family as the person may direct, prior to the Effective Time (hereinafter defined). Each share is entitled to one vote.
     D. The Boards of Directors of the Company and SEA each deem the merger of SEA with and into the Company desirable and in the best interests of their respective corporations and in the best interest of their respective stockholders and subscribers.
     E. The respective Boards of Directors of each of the Company and SEA have approved this Agreement and Plan of Merger (the “Merger Agreement”) by resolutions duly adopted by the Board of Directors of each. The Company has directed that this Merger Agreement be submitted to a vote of its stockholders.
     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants and conditions herein contained, and in accordance with the applicable provisions of the Corporation Law of the State of Florida, the Company and SEA hereby agree as follows:

ARTICLE I
MERGER
     At the Effective Time of the Merger, the Company shall be merged with and into SEA which shall be the surviving corporation (the “Merger”) the name of which shall be changed to “Southeast-Atlantic Corporation” (the “New Company”). The corporate existence of the New Company shall continue unaffected and unimpaired by the Merger and as the surviving corporation it shall continue to operate for the purposes set forth in the New Company’s Articles of Incorporation (except as changed to effect the adoption of the name “Southeast-Atlantic Corporation”) and continue to be governed by the laws of the State of Florida.
ARTICLE II
ARTICLES OF INCORPORATION
     The Articles of Incorporation of SEA as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the New Company immediately after such Effective Time (except as changed to effect the adoption of the name “Southeast-Atlantic Corporation”).
ARTICLE III
Board of Directors
     The Board of Directors of the New Company from time to time and after the Effective Time of the Merger shall be the Board of Directors of SEA immediately prior to the Merger.
ARTICLE IV
EXCHANGE AND PAYMENT OF SHARES
     The manner and basis of converting the Common Stock of the Company and the SEA Stock shall be as follows:
     (a) Each share of Common Stock of the Company outstanding at the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist, but, upon the surrender to the New Company of the certificates evidencing such shares of Common Stock, each of the stockholders of the Company other than SEA (the “Unaffiliated Stockholders”), at the Effective Time of the Merger, or an assignee of such holder who presents evidence of assignment satisfactory to the New Company, shall be entitled to a payment by the New Company of $110.55 cash, without interest, for each Share of Common Stock so held. Payment will be made by a paying agent to be retained by the New Company, at such paying agent’s offices during the six month period following the Effective Time. Subject to the terms and conditions hereof, immediately prior to the Effective Time, the Company shall deliver to the paying agent, as paying agent for the Unaffiliated Stockholders, such amount of cash as is sufficient to pay the consideration which the Unaffiliated Stockholders are entitled to receive pursuant to this paragraph (a). All funds deposited with the paying agent and not paid upon surrender of certificates evidencing shares of Common Stock within six months of the Effective Time shall be paid to the New Company, and any Unaffiliated Stockholder who does not surrender certificates to the paying agent within such time may look only to the New Company.
     (b) Each share of SEA stock outstanding on the Effective Time of the merger shall continue to be outstanding as the Common Stock of the New Company. The SEA Stockholders shall be entitled to new certificates in the name of the New Company, to wit: “Southeast-Atlantic Corporation”.
ARTICLE V
EFFECTIVE TIME OF MERGER
     The Merger shall become effective at 11:59 p.m. December 14, 1986 if the Merger Agreement is filed with the Secretary of State of the State of Florida on December 12, 1986, otherwise at midnight ending the day of the filing of the Merger Agreement with the Secretary of State of the State of Florida (the “Effective Time”). The Merger Agreement shall be filed with the Secretary of State of the State of Florida as soon as practicable after approval of the Merger Agreement by the stockholders of the Company.
ARTICLE VI
RIGHTS AND OBLIGATIONS; FURTHER ASSURANCES
     At the Effective Time of the Merger, the separate existence of the Company shall cease and the New Company shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and subject to all of the restrictions, disabilities and duties of the Company and all and singular, the rights, privileges, powers and franchises of the Company, and all property, real, personal and mixed, and all debts due to the Company on whatever account, and all other things in action or belonging to the Company, shall be vested in the New Company and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the New Company as they were of the Company and the title to any real estate preserved unimpaired, and all debts, liabilities and duties of the Company shall thenceforth attach to the New Company and may be enforced against the New Company to the same extent as if said debts, liabilities and duties had been incurred or contracted by the New Company.
     From time to time as and when requested by the New Company and to the extent permitted by law, the officers and directors of the Company last in office shall and will execute and deliver such deeds and other instruments and will take or cause to be taken further or other actions as shall be necessary in order to vest or perfect in or to confirm or record or otherwise the New Company’s title to, and possession of, all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purpose of this Merger Agreement.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants as follows:
     (a) The Company is a duly organized corporation in good standing under the laws of the State of Florida. The Company has full power and authority to own its assets and operate its business in the manner presently operated. The Company is qualified or licensed to do business as a foreign corporation in each state in which failure to do so would have a material adverse effect on the operations of the Company.
     (b) The copies of the Articles of Organization and all amendments thereto, and of the By-Laws of the Company which have been furnished to SEA are true, correct and complete copies thereof. The corporation minutes of the Company, true copies of which will be made available to SEA for its inspection, constitute complete records of the proceedings heretofore taken by its stockholders and directors.
     (c) The authorized and issued and outstanding capital stock of the Company is as set forth in the Recitals of this Merger Agreement. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued, fully paid and non-assessable.
     (d) At the Effective Time, the Company will not be subject to any restrictions or agreements which would prohibit, or be violated by the consummation of the transactions contemplated hereby. Upon approval by holders or not less than a majority of the issued and outstanding shares of the Common Stock of the Company, the Merger Agreement will constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms. The execution and delivery of this Merger Agreement, and consummation by the Company of the transactions contemplated hereby do not violate or conflict with any law, judgment or decree known to the Company.
     (e) The audited financial statements of the Company as of December 29, 1985, present fairly the financial condition of the Company, as of such date, and the results of its operations for the period then ended, in conformity with generally accepted accounting principles.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SEA
     SEA represents and warrants as follows:
     (a) SEA is a duly organized corporation, in good standing under the laws of the State of Florida. SEA has full power and authority to own its assets and operate its business in the manner and in the place where such assets are presently located and such business is generally operated. SEA is qualified or licensed to do business as a foreign corporation in each state in which failure to do so would have a material adverse effect on the operations of SEA.
     (b) The copies of the Articles of Incorporation and all amendments thereto, and of the By-Laws of SEA which have been furnished to the Company are true, correct and complete copies thereof. The corporate minutes of SEA, true copies of which will be made available to the Company for its inspection, constitute complete records of the proceedings heretofore taken by its stockholders and directors.
     (c) The authorized capital stock of SEA is as set forth in the Recitals of this Merger Agreement. Except as set forth in the Recitals of this Merger Agreement, there are no agreements concerning the issuance and transfer of shares of capital stock of SEA to which SEA is a party. All shares of capital stock of SEA issued and outstanding as of the Effective Time will be duly and validly issued, fully paid and nonassessable.
     (d) Each of the subscribers for SEA stock is an individual or a trust qualifying for Subchapter “S” status as a shareholder under the Internal Revenue Code, a list of whose names appear on Schedule A attached hereto. All such subscriptions for SEA Stock will be accepted by SEA prior to the Effective Time.

     (e) SEA is not subject to any restrictions or agreements which prohibit, or would be violated by the consummation of the transactions contemplated hereby or would result in the acceleration of any indebtedness. This Merger Agreement has been duly executed and delivered by SEA and constitutes the legal, valid and binding obligation of SEA enforceable in accordance with its terms. The execution and delivery of this Merger Agreement, and the consummation by SEA of the transactions contemplated hereby do not violate or conflict with any law, judgment or decree known to SEA.
ARTICLE IX
COVENANTS AND OBLIGATION OF THE COMPANY
     (a) The Company shall call and hold a Special Meeting of Stockholders in accordance with the Business Corporation Law of the State of Florida, on or before December 12, 1986, upon due notice thereof to its stockholders to consider and vote upon the adoption and approval of this Merger Agreement.
     (b) The Company shall solicit from its stockholders a vote approving this Merger Agreement.
     (c) The Company shall, subject to Article XIV hereof, file this Merger Agreement as required by the Corporation Law of the State of Florida as soon as practicable after approval of this Merger Agreement by the Stockholders of the Company.
ARTICLE X
CONDITIONS PRECEDENT
     The obligations of each party hereunder are, unless waived by such party, subject to the conditions that at the Effective Time of the Merger:
     (a) The representations and warranties of each of the other parties hereto contained hereon shall not be untrue or incorrect in any material respect.
     (b) The directors and stockholders of each of the other parties shall have taken all corporate action necessary to effectuate the Merger.
     (c) The Company shall have obtained the necessary waivers and consents to effect the Merger.

     (d) The Company or one or more of its directors shall have obtained an opinion of a valuation consultant as to fairness, from a financial point of view, of the consideration per share to be received by holders of the Company’s Common Stock (other than the SEA Stockholders) in the Merger.
ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     The representations, warranties, covenants and agreements made by the parties hereto shall survive the Effective Time of the Merger notwithstanding any investigation made by or disclosure made to any party prior thereto.
ARTICLE XII
INDEMNIFICATION
     (a) SEA agrees to indemnify the Company and hold it harmless of and from any loss, liability, damage, cost or expense, including without limitation reasonable attorney’s fees, arising from or in connection with any misrepresentation or breach of warranty, agreement, or obligation on the part of SEA.
     (b) The Company agrees to indemnify and hold SEA harmless of and from any loss, liability, damage, cost or expense, including, without limitation, reasonable attorney’s fees, arising from or in connection with any misrepresentation of breach of warranty, agreement or obligation on the part of the Company.
     (c) The Company agrees to indemnify and hold its directors and officers, other than such directors and officers who are SEA Stockholders, harmless of and from any loss, liability, damage, cost and expense, including, without limitation, reasonable attorney’s fees, arising from or in connection with any misrepresentation or breach of warranty, agreement or obligation on the part of the Company, or otherwise in connection with this Merger Agreement or the Merger.
     (d) The indemnities of the parties hereto set forth in this Article XII shall be in addition to and not in lieu of or in limitation of any other rights or remedies at law or in equity which any party may possess respecting violations of the anti-fraud provisions of the Federal securities laws.
     (e) In the event any claim shall be asserted against any party hereto which is covered by the indemnity provision of this Article XII, the party first receiving notice of such claim shall promptly and fully advise the other parties hereto in respect thereof. The Parties hereto shall cooperate in connection with the indemnification provisions hereof.
ARTICLE XIII
EXPENSES
     If the Merger is effective, SEA shall bear all costs and expenses incurred in connection with the Merger Agreement, and in connection with all things required by the parties hereunder, provided however, that in the event the Merger is not consummated by reason of any willful action on the part of SEA or the SEA Stockholders (except, if such action is based upon a breach by the Company of any covenant, representation, or warranty contained in this Merger Agreement or because any other condition to the Company’s obligations hereunder required to be fulfilled by the Company is not fulfilled), then SEA shall bear all the costs and expenses incurred in connection with the Merger Agreement, and in connection with all things required to be done by the parties hereunder, otherwise the expense to be borne by the Company.
ARTICLE XIV
TERMINATION
     Anything contained in this Merger Agreement to the contrary notwithstanding, at any time prior to the filing of this Merger Agreement with the Secretary of State of the State of Florida, this Merger Agreement may be terminated by the Board of Directors of the Company notwithstanding approval of this Merger Agreement by the stockholders of the Company.
ARTICLE XV
MISCELLANEOUS
     (a) Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and shall be delivered personally or sent by registered or certified mail postage prepaid, if to SEA, addressed to Robert H. Paul, III at the office of the Company and shall be effective upon receipt if delivered personally, or five days after deposit, if mailed. In the event of change of address, notice thereof shall be delivered personally or mailed in the manner aforesaid and shall become effective upon delivery.
     (b) Either party to this Merger Agreement may, by written instrument (i) extend the time for the performance of any acts of the other party hereto, (ii) waive any inaccuracies of such other party in any document delivered pursuant hereto and (iii) waive compliance with any of the conditions to such other party’s obligations contained herein, where such waiver would be permitted under the laws of the State of Florida, provided, however, that the Board of Directors of the Company shall be notified by the Company of any such extension or waiver prior to the granting thereof by the Company.
     (c) The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of the Merger Agreement. Use of the masculine pronoun herein shall be deemed also to refer to the feminine pronoun.
     (d) The Merger Agreement shall inure to the benefit of and be binding upon, the respective heirs, executors, administrators, successors and assigns of the parties hereto.
     (e) For the convenience of the parties hereto and to facilitate the filing and recording of the Merger Agreement, it may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     (f) The construction of this Merger Agreement shall be determined by the internal laws of the State of Florida.
     Executed as of the date first set forth above.

SOUTHEAST-ATLANTIC CORPORATION

Seal	By:	/s/ Robert H. Paul, III President

	Attest:	/s/ Lewis S. Lee Secretary

SEA ACQUISITION CORP.

Seal	By:	/s/ Robert H. Paul, III President

	Attest:	/s/ Lewis S. Lee Secretary

STATE OF FLORIDA
COUNTY OF DUVAL
     Before me, a notary public authorized to take acknowledgements in the state and county set forth above, personally appeared
ROBERT H. PAUL, III and LEWIS S. LEE, respectively, known to me to be the President and Secretary of SOUTHEAST-ATLANTIC CORPORATION and the President and Secretary of SEA ACQUISITION CORP., known to me and known by me to be the persons who executed the foregoing Agreement and Plan of Merger, and they acknowledged before me that they executed such instrument.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 12th day of December, 1986.

/s/ Mary Jane Robertson

Notary Public, State of Florida at Large

My Commission Expires:

NOTARY PUBLIC, STATE OF FLORIDA
My commission expires Aug. 31, 1989
Proxy2

SCHEDULE A

Stockholder	Number of Shares
Lewis S. Lee and Herman Ulmer, Jr. as Successor Trustees under agreement dated October 1, 1945 with Barbara Cummer Paul as to the Trust for Robert H. Paul, III	22,174

Lewis S. Lee and Herman Ulmer, Jr. as Successor Trustees under agreement dated October 1, 1945 with Barbara Cummer Paul as to the Trust for Patricia Paul Bent	22,174

Barbara Cummer Paul	6,818

Robert H. Paul, III	6,507

Pamela DuVal Paul Lee	2,356

Christopher Yardley Paul	2,356

Barbara Harper Paul	2,356

Patricia Paul Bent	2,356

Mrs. Davis McRae, Jr.	2,356

James V. E. Bent, Jr.	2,356

Robert Paul Bent	2,356

Frederick H. Schultz	8,409

Nancy R. Schultz	1,300

Catherine S. Kelley	600

Frederick H. Schultz, Jr.	600

Clifford G. Schultz, II	600

John Reilly Schultz	300

Frederick H. Schultz, Jr. as Personal Representative of the Estate of Genevieve S. Ayers, deceased	5,709

Robert W. Ayers, II	251

Stockholder	Number of Shares
Clifford K. Ayers	378

Genevieve B. Ayers	200

Barnett Banks Trust Company, N. A., as Successor Trustee under Deed of Trust dated November 20, 1972, between Mae Wangler Schultz, as Settlor, and Barnett Bank of Jacksonville, N. A. and Frederick H. Schultz, as Trustees, for the benefit of Genevieve Bronson Ayers.	303

Barnett Banks Trust Company, N. A., as Successor Trustee under Deed of Trust Dated November 20, 1972, between Mae Wangler Schultz, as Settlor, and Barnett Bank of Jacksonville, N. A. and Frederick H. Schultz, as Trustees, for the benefit of Catherine Schultz Kelley (formerly Catherine Genevieve Schultz).	775

Barnett Banks Trust Company, N. A., as Successor Trustee under Deed of Trust Dated November 20, 1972, between Mae Wangler Schultz, as Settlor, and Barnett Bank of Jacksonville, N. A. and Frederick H. Schultz, as Trustees, for the benefit of Frederick H. Schultz, Jr.	775

Barnett Banks Trust Company, N. A., as Successor Trustee under Deed of Trust Dated November 20, 1972, between Mae Wangler Schultz, as Settlor, and Barnett Bank of Jacksonville, N. A. and Frederick H. Schultz, as Trustees, for the benefit of Clifford G. Schultz, II.	775

Stockholder	Number of Shares
Barnett Banks Trust Company, N. A., as Successor Trustee under Deed of Trust Dated November 20, 1972, between Mae Wangler Schultz, as Settlor, and Barnett Bank of Jacksonville, N. A. and Frederick H. Schultz, as Trustees, for the benefit of John Reilly Schultz.	775

TOTAL	95,915

SEA/MN/Schedule A